Investor Presentation Q3 2020 1

Forward – Looking Statement The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Other factors that could cause or contribute to such differences include, but are not limited to: • the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for credit losses ("ACL") on loans and provision for credit losses on loans that may be effected by deterioration in the housing and commercial real estate markets, which may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our ACL on loans no longer being adequate to cover actual losses, and require us to increase our ACL on loans; • changes in general economic conditions either nationally or in our market areas; • changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; • risks related to acquiring assets in or entering markets in which we have not previously operated and may not be familiar; • fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; • results of examinations of us by the bank regulators, including the possibility that any such regulatory authority may, among other things, initiate an enforcement action against the Company or our bank subsidiary which could require us to increase our ACL on loans, write-down assets, change our regulatory capital position, affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements on us, any of which could affect our ability to continue our growth through mergers, acquisitions or similar transactions and adversely affect our liquidity and earnings; • our ability to control operating costs and expenses; • increases in premiums for deposit insurance; • the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; • staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; • disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; • our ability to retain key members of our senior management team; • costs and effects of litigation, including settlements and judgments; • our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames or at all, and any goodwill charges related thereto and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, which might be greater than expected; • increased competitive pressures among financial service companies; • adverse changes in the securities markets; • inability of key third-party providers to perform their obligations to us; • changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the FASB, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and • other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services, including from the COVID-19 pandemic, and the other risks detailed from time to time in our filings with the SEC including our 2019 Annual Form 10-K and Quarterly Form 10-Qs. The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating results and stock price performance. 2

Company Overview - All dollars in thousands unless otherwise noted, except per share amounts. 3

Overview Overview NASDAQ Symbol HFWA Stock Price(1) $20.32 Market Capitalization(1) $729.2 million Institutional Ownership(1) 81.5% Headquarters Olympia, WA # of Branches 62 Year Established 1927 Q3 2020 Financial Highlights Assets $6.69 billion Deposits $5.69 billion Loans $4.67 billion Net Income $16.6 million Pre-tax, Pre-provision Income(2) $21.8 million Net Interest Margin 3.38% Efficiency Ratio 62.27% Tier 1 Leverage Ratio 8.8% HFWA Branch Total Risk Based Capital Ratio 13.4% Map obtained from S&P Global Market Intelligence. (1) Market information as of October 19, 2020. (2) Non-GAAP financial measure. Refer to Appendix for calculation. 4

COVID-19 Response  Activated our Business Continuity Plan Employees  Approximately 60% have remote capabilities; 37% are fully remote  Revised policies on paid-leave and additional pay for front-line employees  Nearly all branch lobbies remain closed; operate by drive-thru or by appointment Facilities  Practice recommended CDC guidelines for social distancing and disinfecting  Loan modification programs Customers  Early CD withdrawal, overdraft and other fee waivers(1)  SBA Paycheck Protection Program and other government sponsored programs  Consistent monitoring/analysis to identify potential at-risk/higher-risk industries  Daily monitoring of credit draws  Commercial and consumer underwriting changes Loan Portfolio  Concentration loan-type limit changes  Increased Special Asset Group staffing levels  Discontinue indirect consumer lending business  On-going discussions with customers about credit needs  Suspended repurchase program on March 18  No change to cash dividends, at this time Capital and Liquidity  Well-capitalized across all regulatory capital ratios  Ample balance sheet liquidity, including cash, securities and borrowing capacity (1) Evaluated on a case-by-case basis. 5

Company Strategy

Heritage Financial CORPORATION

Strategy	Highlights
Active and disciplined in M&A	• Be the "acquirer of choice" in the Pacific Northwest • Most acquisitive bank in Oregon and Washington since 2012 with 5 acquisitions • Target Metrics = IRR of >15% with earnbacks < 3 years
Allocate capital to organically grow our core banking business	• Successful hiring of individuals and teams of bankers in high-growth and dynamic Seattle and Portland markets • Disciplined approach to concentration risk and active portfolio management
Improve operational efficiencies and rationalize branch network	• Achieving increased efficiencies with operational scale, internal focus on improving processes and technology solutions • Closed/Consolidated 22 branches since beginning of 2010; announced upcoming consolidation of one branch during Q4 2020 and eight branches during Q1 2021
Generate strong profitability and risk adjusted returns	• 1.25% return on average assets in 2019 • Total annual shareholder return[1] of 13.2% over the past 5 years vs. KBW Regional Bank Index annual total return of 8.9%
Maintain conservative underwriting standards and actively manage the portfolio	• Long track record of strong underwriting • Disciplined approach to concentration risk
Focus on core deposits is key to franchise value over the long term	• 35.0% noninterest demand deposits to total deposits • Noninterest demand deposit CAGR of 22% since 2015 • 0.19% cost of total deposits; top 20% in the country among publicly traded banks
Proactive capital management	• History of increasing regular dividends and utilizing special dividends to manage capital • Approved stock repurchase plan • Strong capital ratios: Tier 1 Leverage Ratio = 8.8%; Total Risk Based Capital Ratio = 13.4%

(1) Total shareholder return for the period 12/31/2014 - 12/31/2019.
(2) Per S&P Global Market Intelligence for Q2'2020 and includes banks nationwide with shares on NASDAQ or NYSE and total assets less than $100 billion.

6

Technology Strategy Objective: Invest in technology to enable Community Banking at Scale Implement “Heritage Direct,” a full suite of upgraded treasury management tools for  commercial customers, including online banking, ACH, wires, positive pay, remote deposit Transform Products capture and merchant services Robust, integrated and application programming  Deploy a state of the art omni-channel new account opening solution interface- (“API”) driven digital solutions  Develop “widgets” to support exceptional service delivery and tailored user experience in consumer and commercial online banking platforms  Deploy a bank-wide business process management (“BPM”) solution to enable real-time transparency into every major process across the company Continued development of bespoke customer relationship management (“CRM”) solution on Empower Employees  Bank proprietary application framework, delivering unprecedented software integration and Train and equip with digital tools and know-how efficiency  Train and enable employees to run data-centric, instrumented processes  Deep, API-based integration between Bank application framework and core vendor platforms to enable “first-contact” resolution  BPM and CRM integration to enable automation and transparency of “customer journeys” through all key banking activities Engage Customers Leverage data to offer personalized service Omni-channel account opening, robust online/mobile offerings, chatbot and other call center  upgrades, and first contact resolution tools to enable the Bank to deliver banking where and when the customer needs us  Proprietary Commercial Loan Origination System to automate lending processes Optimize Operations  Develop an integrated Treasury Management origination system to automate sales, Integrate systems, automate & instrument onboarding and on-going support processes processes  API-based integrations with vendor solutions to enable sustainable process automation 7

Strong and Diverse Economic Landscape Companies Headquartered in Pacific Northwest • The Seattle and Portland MSAs are thriving local economies with major Fortune 500 companies which include Alaska Air, Amazon, Costco, Expedia, Microsoft, Nike, Nordstrom, Starbucks and Weyerhaeuser • Washington and Oregon rank #5 and #7 for best economy in CNBC’s list of “America’s Top States for Business in 2019”(1) • Seattle has the best market for STEM professionals (science, technology, education and math)(2) • High levels of migration into Portland – population is expected to grow 6.1% by 2025(3) • Median household income for Seattle and Bellevue are 48% and 95% higher, as compared to the nationwide average(3) • Household income in the Portland MSA is 22% higher than the nationwide average, and is expected to grow by 15.8% through 2025(3) • King County, WA ranks as the 2nd fastest growing county in the U.S.(4) • Washington County and Multnomah County are the fastest growing counties in the state of Oregon(4) Map obtained from S&P Global Market Intelligence. (1) www.cnbc.com (2) www.wallethub.com (3) Per S&P Global Market Intelligence, Claritas. (4) Bureau of Economic Analysis; 2019 Local Area Gross Domestic Product Report; rank among metros with GDP greater than $30 billion. 8

Seattle-Portland Metro Markets • The Seattle-Tacoma-Bellevue and Portland-Vancouver-Hillsboro MSAs are among the fastest growing metro markets nationwide. • Annual population growth for both Seattle and Portland MSAs have exceeded the average growth rate for the top 15 largest MSAs since 2015, and both are expected to grow ~1.2% CAGR through 2025. • Median household income for the Seattle MSA has consistently exceeded the top 15 largest MSAs and the U.S., while the Portland MSA has consistently exceeded the nationwide average. Annual Population Growth(1) Median Household Income(1) (1) Per S&P Global Market Intelligence, Claritas. 9

Seattle MSA Funds Under Management MSA Market Funds Under Management = Gross Loans + Deposits • 28 branches in the Seattle MSA market • Loans include $461.4 million and $460.7 million of SBA PPP loans at September 30, 2020 and June 30, 2020, respectively, which also had a significant impact on deposit growth HFWA Branch Map obtained from S&P Global Market Intelligence. (1) Prior period information includes branches that were closed or consolidated prior to September 30, 2020. 10

Portland MSA Funds Under Management MSA Market Funds Under Management = Gross Loans + Deposits HFWA Branch • 9 branches in the Portland MSA market • Loans include $194.3 million and $192.5 million of SBA PPP loans at September 30, 2020 and June 30, 2020, respectively, which also had a significant impact on deposit growth Map obtained from S&P Global Market Intelligence. 11

Future Growth and Opportunities Pacific Northwest Banking Landscape(1) Expected Consolidation and Future Opportunities • Significant number of banks remaining in HFWA footprint, further consolidation is expected – 8 banks(2) between $150 and $500 million in assets – 9 banks(2) between $500 million and $1.0 billion in assets – 6 banks(2) between $1.0 billion and $2.0 billion in assets • HFWA positioned to be the acquiror of choice in the Pacific Northwest • Financial parameters include 15% IRR and earnback of < 3 years • Preferred targets to have commercial relationship banking focus with efficient branch network along the I-5 corridor Target bank headquarters Map obtained from S&P Global Market Intelligence. (1) Certain locations of bank headquarters overlap on the map. (2) Target financial information as of the most recent quarter publicly available. 12

Historical Growth – Organic and Acquisitive • In addition to organic growth, HFWA has completed 5 whole bank mergers and 2 FDIC-assisted transactions since 2008. Completed acquisition of Puget Sound Bancorp and Premier Commercial Bancorp with $639M and $440M in assets, including goodwill, respectively. Merger with Washington Banking Company with $1.7B in assets, including goodwill, respectively. Acquired Valley Community Bancshares, Inc. and Northwest Commercial Bank with $254M and $65M in assets, including goodwill, respectively. Completed 2 FDIC deals - Pierce Commercial Bank and Cowlitz Bank, acquiring $211M and $345M in assets, including goodwill, respectively. 13

Deposit Market Share(1)

Heritage Financial CORPORATION

Washington & Oregon - 2008

Rank	Institution (State)	Deposits in Market (in thousands)	Market Share
1	Bank of America Corporation (NC)	$32,880,496	20.36 %
2	U.S. Bancorp (MN)	18,200,191	11.27 %
3	Washington Mutual Inc. (WA)	18,044,059	11.17 %
4	Wells Fargo & Co. (CA)	13,983,430	8.66 %
5	KeyCorp (OH)	11,282,327	6.99 %
6	Sterling Financial Corp. (WA)	6,314,532	3.91 %
7	Washington Federal Inc. (WA)	4,697,167	2.91 %
8	Umpqua Holdings Corp. (OR)	3,683,451	2.28 %
9	Banner Corp. (WA)	3,511,650	2.17 %
10	Frontier Financial Corp. (WA)	3,303,562	2.05 %
11	Columbia Banking System Inc. (WA)	2,401,217	1.49 %
12	W.T.B. Financial Corp. (WA)	2,355,857	1.46 %
13	West Coast Bancorp (OR)	2,082,385	1.29 %
14	HomeStreet Inc. (WA)	1,268,125	0.79 %
15	Cascade Bancorp (OR)	1,142,435	0.71 %
16	AmericanWest Bancorp. (WA)	1,100,332	0.68 %
17	Horizon Financial Corp. (WA)	1,097,107	0.68 %
18	Yakima Federal S&L Assoc. (WA)	1,094,393	0.68 %
19	BNP Paribas SA	1,001,691	0.62 %
20	Cascade Financial Corp. (WA)	993,356	0.62 %
21	City Bank (WA)	955,179	0.59 %
22	Columbia Bancorp (OR)	939,992	0.58 %
23	Venture Financial Group Inc. (WA)	916,882	0.57 %
24	First Financial Northwest Inc. (WA)	867,502	0.54 %
25	Peoples Bancorp (WA)	845,949	0.52 %
26	Cashmere Valley Financial Corp. (WA)	841,611	0.52 %
27	Heritage Financial Corp. (WA)	802,020	0.50 %
28	Liberty Financial Group Inc. (OR)	778,222	0.48 %
29	Washington Banking Co. (WA)	733,643	0.45 %
30	First Indep. Investment Group Inc. (WA)	684,404	0.42 %
31	Pacific Continental Corp. (OR)	676,993	0.42 %
32	PremierWest Bancorp (OR)	664,006	0.41 %
33	Riverview Bancorp Inc. (WA)	630,220	0.39 %
34	Olympic Bancorp Inc. (WA)	626,828	0.39 %
35	Zions Bancorp. NA (UT)	571,565	0.35 %
36	Whitman Bancorp. Inc. (WA)	527,546	0.33 %
37	Washington First Financial Group Inc. (WA)	514,572	0.32 %
38	First Fed. S&L Assoc. of Port Angeles (WA)	495,891	0.31 %
39	Skagit Bancorp Inc. (WA)	486,490	0.30 %
40	Timberland Bancorp Inc. (WA)	480,261	0.30 %
	Total For Institutions In Market	$161,492,273	

Out of 148 Institutions

Washington & Oregon - 2013

Rank	Institution (State)	Deposits in Market (in thousands)	Market Share
1	Bank of America Corporation (NC)	$34,290,015	19.44 %
2	U.S. Bancorp (MN)	24,912,264	14.12 %
3	Wells Fargo & Co. (CA)	22,985,222	13.03 %
4	JPMorgan Chase & Co. (NY)	15,638,062	8.87 %
5	KeyCorp (OH)	11,805,664	6.69 %
6	Washington Federal Inc. (WA)	6,216,841	3.52 %
7	Columbia Banking System Inc. (WA)	5,840,021	3.31 %
8	Umpqua Holdings Corp. (OR)	5,499,385	3.12 %
9	Sterling Financial Corp. (WA)	5,203,136	2.95 %
10	Mitsubishi UFJ Financial Group Inc.	3,474,540	1.97 %
11	Banner Corp. (WA)	3,255,301	1.85 %
12	W.T.B. Financial Corp. (WA)	3,180,411	1.80 %
13	HomeStreet Inc. (WA)	1,612,978	0.91 %
14	SKBHC Holdings LLC (WA)	1,550,759	0.88 %
15	Washington Banking Co. (WA)	1,410,804	0.80 %
16	Yakima Federal S&L Assoc. (WA)	1,402,048	0.79 %
17	BNP Paribas SA	1,314,955	0.75 %
18	Heritage Financial Corp. (WA)	1,227,045	0.70 %
19	Peoples Bancorp (WA)	1,119,301	0.63 %
20	Cashmere Valley Bank (WA)	1,094,353	0.62 %
21	Pacific Continental Corp. (OR)	1,074,590	0.61 %
22	Opus Bank (CA)	968,148	0.55 %
23	East West Bancorp Inc. (CA)	924,708	0.52 %
24	Olympic Bancorp Inc. (WA)	807,112	0.46 %
25	HSBC Holdings PLC	801,732	0.45 %
26	Cascade Bancorp (OR)	799,971	0.45 %
27	Zions Bancorp. NA (UT)	774,168	0.44 %
28	Skagit Bancorp Inc. (WA)	666,659	0.38 %
29	Riverview Bancorp Inc. (WA)	660,249	0.37 %
30	First Financial Northwest Inc. (WA)	642,130	0.36 %
31	First Fed. S&L Assoc. of Port Angeles (WA)	598,820	0.34 %
32	Timberland Bancorp Inc. (WA)	596,187	0.34 %
33	Pacific Financial Corp. (WA)	591,430	0.34 %
34	Baker Boyer Bancorp (WA)	467,717	0.27 %
35	Olympia Federal S&L Association (WA)	464,913	0.26 %
36	Home Federal Bancorp Inc. (ID)	451,386	0.26 %
37	First Citizens BancShares Inc. (NC)	415,562	0.24 %
38	Citizens Bancorp (OR)	404,324	0.23 %
39	Coastal Financial Corp. (WA)	349,343	0.20 %
40	Evergreen Federal Bank (OR)	335,918	0.19 %
	Total For Institutions In Market	$176,371,225	

Out of 120 Institutions

Washington & Oregon - 2020

Rank	Institution (State)	Deposits in Market (in thousands)	Market Share
1	Bank of America Corporation (NC)	$53,875,256	22.05 %
2	U.S. Bancorp (MN)	39,363,813	16.11 %
3	Wells Fargo & Co. (CA)	37,357,367	15.29 %
4	JPMorgan Chase & Co. (NY)	33,918,863	13.88 %
5	KeyCorp (OH)	20,339,619	8.33 %
6	Umpqua Holdings Corp. (OR)	16,007,112	6.55 %
7	Columbia Banking System Inc. (WA)	12,461,960	5.10 %
8	Banner Corp. (WA)	9,267,305	3.79 %
9	Washington Federal Inc. (WA)	8,458,020	3.46 %
10	W.T.B. Financial Corp. (WA)	6,521,602	2.67 %
11	Heritage Financial Corp. (WA)	5,587,287	2.29 %
12	HomeStreet Inc. (WA)	3,935,194	1.61 %
13	BNP Paribas	3,236,708	1.32 %
14	Mitsubishi UFJ Financial	2,986,808	1.22 %
15	First Interstate BancSystem (MT)	2,920,782	1.20 %
16	HSBC Holdings	2,094,816	0.86 %
17	Peoples Bancorp (WA)	2,042,495	0.84 %
18	FS Bancorp Inc. (WA)	1,618,253	0.66 %
19	Cashmere Valley Bank (WA)	1,585,447	0.65 %
20	East West Bancorp Inc. (CA)	1,498,607	0.61 %
21	First Repub Bank (CA)	1,399,364	0.57 %
22	Yakima FS&LA (WA)	1,376,884	0.56 %
23	Zions Bancorp. NA (UT)	1,342,480	0.55 %
24	Timberland Bancorp Inc. (WA)	1,319,048	0.54 %
25	Coastal Financial Corp. (WA)	1,312,246	0.54 %
26	Olympic Bancorp Inc. (WA)	1,214,210	0.50 %
27	First Northwest Bancorp (WA)	1,181,630	0.48 %
28	Riverview Bancorp Inc. (WA)	1,167,155	0.48 %
29	First Financial Northwest Inc (WA)	1,147,742	0.47 %
30	Pacific Premier Bancorp (CA)	1,008,108	0.41 %
31	Pacific Financial Corp. (WA)	995,159	0.41 %
32	Citizens Bancorp (OR)	798,620	0.33 %
33	Glacier Bancorp Inc. (MT)	732,045	0.30 %
34	Sound Financial Bancorp Inc. (WA)	698,527	0.29 %
35	First Citizens BancShares Inc. (NC)	649,359	0.27 %
36	Olympia FS&LA (WA)	616,144	0.25 %
37	Seattle Bank (WA)	606,235	0.25 %
38	Cathay General Bancorp (CA)	600,144	0.25 %
39	Baker Boyer Bancorp (WA)	598,602	0.25 %
40	Summit Bank (OR)	587,947	0.24 %
	Total For Institutions In Market	$294,671,611	

Out of 85 Institutions

(1) Per S&P Global Market Intelligence as of June 30 for the year indicated.

14

Financial Update - All dollars in thousands unless otherwise noted, except per share amounts. 15

Financial Update – Q3 2020 • Net income was $16.6 million, or $0.46 per diluted share for the quarter ended September 30, 2020, compared to a net loss of $6.1 million, or $0.17 per diluted share, for the linked-quarter ended June 30, 2020 and net income of $17.9 million, or $0.48 per diluted share, for the quarter ended September 30, 2019. • Return on average assets was 1.00% for the quarter ended September 30, 2020. • Provision for credit losses was $2.7 million for the quarter ended September 30, 2020 compared to $28.6 million for the linked-quarter ended June 30, 2020. • Total deposits increased $121.3 million, or 2.2%, to $5.69 billion at September 30, 2020 from $5.57 billion at June 30, 2020; non-maturity deposits as a percentage of total deposits increased to 92.2% at September 30, 2020 from 91.2% at June 30, 2020. • Heritage declared a regular cash dividend of $0.20 per common share on October 21, 2020. • Capital remains strong with Tier 1 leverage capital to average quarterly assets of 8.8% at September 30, 2020 compared to 9.1% at June 30, 2020 and total capital to risk-weighted assets of 13.4% at September 30, 2020 compared to 13.1% at June 30, 2020. • Heritage announces plan to consolidate nine branches resulting in a 15% decrease in total branch locations. (1) Non-GAAP financial measure. Refer to Appendix for calculation. (2) Current quarter ratios are estimates pending completion and filing of the Company’s regulatory reports. 16

Loan Portfolio Loan Portfolio Composition Loan Balances and Loan Yields Loan Portfolio Repricing Schedule (excluding SBA PPP loans) • $959.0 million (25% of portfolio, excluding SBA PPP loans) of floating and adjustable loans were at their respective interest rate floor as of September 30, 2020. • Consumer loans decreasing due to cessation of indirect auto lending business. (1) lncludes Loans held for sale. (2) Loan yields include the average balance of Loans receivable, net and Loans held for sale. (3) Non-GAAP financial measure. Refer to Appendix for calculation. 17

Commercial Loan Exposure

Commercial Loans by Industry[1] Exposure


Health Care and Social Assistance 9.8%
Accommodation and Food Services 6.6%
Retail Trade 6.0%
Construction 5.2%
Manufacturing 4.5%
Other Services (except Public Administration) 3.9%
All other industries 18.2%
Real Estate and Rental and Leasing 45.8%

Industry	Amount	WARR at 12/31/19	WARR at 6/30/20	WARR at 9/30/20
Real Estate and Rental and Leasing	$1,370,725	4.39	4.46	4.48
Health Care and Social Assistance	294,804	4.26	4.47	4.51
Accommodation and Food Services	197,467	4.60	5.49	5.96
Retail Trade	179,887	4.62	4.71	4.62
Construction	155,704	4.58	4.53	4.59
Manufacturing	134,403	5.01	4.96	5.07
Other Services (except Public Administration)	117,753	4.80	4.76	4.86
All Other Industries	544,125	4.71	4.69	4.75
Total	**$2,994,868**	**4.52**	**4.63**	**4.68**

[1] Categorized by NAICS code.
Excludes SBA PPP loans
WARR = Weighted average risk rating.

CRE Loans by Collateral Type


Recreational/School 3.0%
Other CRE 12.5%
Mini-Storage 4.6%
Warehouse 5.2%
Office 21.8%
Single Purpose 6.0%
Motel/Hotel 6.5%
Industrial 13.3%
Mixed Use Property 7.4%
Multi-Family 7.7%
Retail Store/Shopping Center 11.9%

Collateral Type	Amount	WARR at 12/31/19	WARR at 6/30/20	WARR at 9/30/20
Office	$488,708	4.32	4.44	4.48
Industrial	298,686	4.27	4.29	4.36
Retail Store/Shopping Center	267,034	4.57	4.74	4.76
Multi-Family	172,777	4.44	4.47	4.42
Mixed Use Property	166,608	4.49	4.62	4.72
Motel/Hotel	146,729	4.46	5.36	5.81
Single Purpose	134,653	4.54	4.61	4.66
Warehouse	117,413	4.38	4.38	4.41
Mini-Storage	103,136	4.20	4.09	4.22
Recreational/School	68,418	4.81	4.96	5.02
Other	280,149	4.55	4.57	4.59
Total	**$2,244,311**	**4.43**	**4.56**	**4.62**

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SBA PPP Loans Management Commentary Funded SBA PPP Loans(1) by Industry(2) • Over 4,600 loans totaling $897.4 million was funded over the duration of the SBA's PPP. • Approximately 21% of loans were issued to new customers. • Earn 1.0% interest plus a portion of an origination fee over the duration of the respective loans. SBA PPP Loans by Size at September 30, 2020 • Expecting SBA PPP Remaining forgiveness to begin during the Balance % of SBA PPP Count Deferred Fee quarter ended December 31, Less than $50,000 $43,674 5.0% 2,020 $1,436 2020. $50,000 to $100,000 57,939 6.7 836 2,169 $100,000 to $350,000 207,382 23.9 1,145 7,890 • 44% by count are less than $350,000 to $2,000,000 406,838 46.9 566 9,327 $50,000 and qualify for a streamlined forgiveness Greater than $2,000,000 151,949 17.5 50 1,193 process. Total $867,782 100.0% 4,617 $22,015 (1) Reflects the funded balance of all SBA PPP loans originated by the Bank over the duration of the SBA's PPP. (2) Categorized by NAICS code. 19

COVID-19 related Modifications

Management Commentary

- Bank completed modifications on 1,972 loans with a March 31, 2020 balance of $636.9 million.
- Approximately 80% of loans with payment deferral modifications are no longer on payment deferral status.
- Active payment deferral modification statistics:
  - Represents 3.1% of loan portfolio, excluding SBA PPP loans.
  - Includes 14 loans totaling $17.2 million on nonaccrual status.
  - 81% were in their second modification, generally 90-day deferral for each modification.
  - $95.4 million secured by real estate, including $34.8 million of hotel/motels.
  - Real Estate and Rental and Leasing include $12.3 million of industrial, $8.6 million of office, and $5.5 million of retail/shopping facilities.

Active Payment Deferral Modifications[2]

	Interest Only		Payment Deferral		Total	
	Balance	Count	Balance	Count	Balance	Count
Hotels (except Casino Hotels) and Motels	$12,573	3	$22,266	8	$34,839	11
Real Estate and Rental and Leasing	16,113	16	17,588	8	33,701	24
Restaurants	1,507	6	11,510	15	13,017	21
Parking Lots and Garages	2,779	2	7,018	2	9,797	4
Arts, Entertainment, and Recreation	7,168	5	61	1	7,229	6
All Other	8,669	49	9,828	145	18,497	194
Total	$48,809	81	$68,271	179	$117,080	260

% of Active Payment Deferral Modification Status by Risk Rating


Pass
32.8%
Substandard
27.0%
Special Mention
5.0%
Watch
35.2%

[1] COVID-19 modifications as of September 30, 2020.
[2] Categorized by NAICS code.

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Higher Risk Industries(1) at September 30, 2020 Hotels Real Estate and Rental and Leasing Restaurants • Balance of $125.0 million, or 3.3% of • Balance of $1.51 billion, or 39.8% of • Balance of $75.1 million, or 2.0% of loan loan portfolio loan portfolio portfolio • Unfunded commitment $9.7 million • Unfunded commitment $199.1 million • Unfunded commitment $7.7 million • $86.2 million were granted a COVID-19 • $206.4 million were granted a COVID-19 • $35.8 million were granted a COVID-19 modification and $34.8 million are in modification and $33.7 million are in modification and $12.8 million are in active payment deferral status active payment deferral status active payment deferral status • 100% of balance is secured by real • 97% of balance is secured by real estate • 60% of balance is secured by real estate estate • Weighted average risk rating of 4.51 • Weighted average risk rating of 6.07 • Weighted average risk rating of 6.27 (compared to 4.39 at June 30, 2020) (compared to 5.77 at June 30, 2020) (compared to 5.69 at June 30, 2020) • Average loan size of $980,000; top 3 • Average loan size of $218,000; top 3 • Average loan size of $3.1 million; top 3 loans total $51.9 million loans total $8.9 million loans total $43.8 million • $8.9 million classified as nonaccrual; • $6.8 million classified as nonaccrual; • $3.6 million classified as nonaccrual; no $5.4 million classified as performing $457,000 classified as performing TDR TDRs TDR • All loans are current • All loans are current • Largest collateral type is offices (including office condos), securing • $10.5 million classified as potential • $34.2 million classified as potential $337.7 million of balance problem loans problem loans • Retail store/shopping centers collateralize $183.0 million of balance (1) Categorized by NAICS code and excluding SBA PPP loans. 21

Credit Quality Management Commentary Potential Problem Loans(1) • PPL increases primarily attributed to downgrades related to COVID-19. • PPLs with CARES Act modifications totaled $71.4 million at September 30, 2020; $20.3 million of which in active payment deferral modification status at September 30, 2020. • Nonperforming assets at Q3 2020 include only nonaccrual loans. • Additions to nonaccrual status in Q3 2020 include $19.6 million of loans previously modified under the CARES Act and Nonperforming Assets and Allowance for Credit Losses showed continued decline in credit quality. • Management actively monitoring credit of loans in payment deferral status; increased Special Asset Department to facilitate consistent messaging. (1) Potential problem loans ("PPL") are risk rated Special Mention or worse, not classified as a TDR or nonaccrual loan and are not individually evaluated for credit loss, but which management is closely monitoring because the financial information of the borrower causes concern as to their ability to meet their loan repayment terms. (2) Balances not meaningful to disclose in some periods. (3) Non-GAAP financial measure. Refer to Appendix for calculation. 22

Allowance for Credit Losses Management Commentary Allowance for Credit Losses on Loans • Overall, increase in ACL due to impacts of COVID-19. Macroeconomic forecast implies recession and long recovery. • Provision for credit losses on loans in Q3 2020 necessary for increase in ACL on individually evaluated loans due to additions to nonaccrual status. • Macroeconomic forecast for Q3 2020 showing positive improvements from prior forecast, reducing the ACL on collectively evaluated loans. Allowance for Credit Losses on Unfunded Commitments • ACL on unfunded commitments increased due to change in mix of unfunded balances while the overall utilization remained unchanged. • No ACL on investment securities available for sale. 23

Deposits Deposit Composition Deposit Balances and Cost of Total Deposits Deposit Composition • 92.2% of deposits are non-maturity. • 35.0% of deposits are noninterest demand deposits. • Increase in total deposits due primarily to new deposit relationships obtained in conjunction with the SBA PPP lending process and existing customers maintaining higher cash balances. 24

Net Interest Margin Total Asset Composition Net Interest Margin Average Interest Earning Assets Composition • 82.0% Loan to deposit ratio. • 21.1% of assets are cash and cash equivalents and investment securities. • Decrease in margin due partially to SBA PPP loans and significant cash balances. (1) Non-GAAP financial measure. Refer to Appendix for calculation. 25

Profitability Trends ROAA ROATCE(1) Noninterest Expense/Avg. Assets Net Income and Pre-tax, Pre-provision Income (1) Non-GAAP financial measure. Refer to Appendix for calculation. 26

Strong Capital and Sources of Liquidity Tangible Common Equity/Tangible Assets Tier 1 Leverage Ratio(1) Total Risk Based Capital(1) Primary and Secondary Sources of Liquidity Source September 30, 2020 Cash and Cash Equivalents $576,242 Unencumbered Securities 570,748 FHLB and FRB Borrowing Availability 946,666 Fed Fund Lines 215,000 Brokered CD Capacity 850,482 Total $3,159,138 (1) Current quarter ratios are estimates pending completion and filing of the Company’s regulatory reports. (2) Non-GAAP financial measure. Refer to Appendix for calculation. (3) Represents FDIC minimum and well-capitalized ratio thresholds for banks. The minimum capital ratio requirement for Tier 1 Leverage and Total Risk Based Capital is 4.0% and 8.0%, respectively. 27

Shareholder Return - All dollars in thousands unless otherwise noted, except per share amounts. 28

Total Shareholder Return Stock Summary(1) Total Return – Last 36 Months(1) Ticker HFWA Exchange NASDAQ Stock Price $20.32 Market Cap. (in millions) $729.2 Dividend Yield (Regular Div. Only) 3.94% Average Daily Volume (3 Mo.) Avg. Daily Volume (Shares) 167,923 Avg. Daily Volume ($000s) $3,412 52-Week High and Low Price 52-Week High (12/20/2019) 29.25 52-Week Low (5/14/2020) 14.65 Per Share Tg. Book Value Per Share $14.98 Dividends Per Share(2) EPS - 2020E $1.04 EPS - 2021E $1.14 Number of Research Analysts 5 Valuation Ratios Price / Tg. Book Value 135.6% Price / 2020E EPS 19.5x Price / 2021E EPS 17.8x (1) As of October 19, 2020. (2) As of October 21, 2020. 29

Appendix - Reconciliations of Non-GAAP Financial Measures - All dollars in thousands unless otherwise noted, except per share amounts. 30

Non-GAAP Financial Measures

Heritage Financial CORPORATION

	2017	2018	2019	2020 Q1	2020 Q2	2020 Q3
Pre-tax, Pre-provision Income:						
Net income (loss) (GAAP)	$41,791	$53,057	$67,557	$12,191	$(6,139)	$16,636
Exclude (add) income tax (benefit) expense	18,356	11,238	13,488	640	(936)	2,477
Exclude provision for credit losses	4,220	5,129	4,311	7,946	28,563	2,730
Pre-tax, pre-provision income (non-GAAP)	$64,367	$69,424	$85,356	$20,777	$21,488	$21,843
Loan Yield, excluding SBA PPP Loans, Annualized:						
Interest and fees on loans (GAAP)	$129,213	$175,466	$189,515	$46,277	$48,404	$47,647
Exclude impact on loan yield from SBA PPP loan interest and fees	—	—	—	—	(4,923)	(5,810)
Adjusted interest and fees on loans (GAAP)	$129,213	$175,466	$189,515	$46,277	$43,481	$41,837
Average loans receivable, net (GAAP)	$2,703,934	$3,414,424	$3,668,665	$3,748,573	$4,442,108	$4,605,389
Exclude average SBA PPP loans	—	—	—	—	(667,390)	(863,127)
Adjusted average loans receivable, net (non-GAAP)	$2,703,934	$3,414,424	$3,668,665	$3,748,573	$3,774,718	$3,742,262
Loan yield, annualized (GAAP)	4.78 %	5.14 %	5.17 %	4.97 %	4.38 %	4.12 %
Loan yield, excluding SBA PPP loans, annualized (non-GAAP)	4.78 %	5.14 %	5.17 %	4.97 %	4.63 %	4.45 %
ACL on Loans to Loans Receivable, excluding SBA PPP Loans:						
Allowance for credit losses on loans	$32,086	$35,042	$36,171	$47,540	$71,501	$73,340
Loans receivable (GAAP)	$2,849,071	$3,654,160	$3,767,879	$3,852,376	$4,666,333	$4,666,730
Exclude SBA PPP loans	—	—	—	—	(856,490)	(867,782)
Loans receivable, excluding SBA PPP (non-GAAP)	$2,849,071	$3,654,160	$3,767,879	$3,852,376	$3,809,843	$3,798,948
ACL on loans to Loans receivable (GAAP)	1.13 %	0.96 %	0.96 %	1.23 %	1.53 %	1.57 %
ACL on loans to Loans receivable, excluding SBA PPP loans (non-GAAP)	1.13 %	0.96 %	0.96 %	1.23 %	1.88 %	1.93 %

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Non-GAAP Financial Measures

Heritage Financial CORPORATION

	2017	2018	2019	2020 Q1	2020 Q2	2020 Q3
Potential Problem Loans to Loans Receivable, excluding SBA PPP Loans:						
Potential problem loans	$83,543	$101,320	$87,888	$102,167	$100,554	$159,764
Loans receivable (GAAP)	$2,849,071	$3,654,160	$3,767,879	$3,852,376	$4,666,333	$4,666,730
Exclude SBA PPP loans	—	—	—	—	(856,490)	(867,782)
Loans receivable, excluding SBA PPP (non-GAAP)	$2,849,071	$3,654,160	$3,767,879	$3,852,376	$3,809,843	$3,798,948
Potential problem loans to loans receivable (GAAP)	2.93 %	2.77 %	2.33 %	2.65 %	2.15 %	3.42 %
Potential problem loans to loans receivable, excluding SBA PPP (non-GAAP)	2.93 %	2.77 %	2.33 %	2.65 %	2.64 %	4.21 %
Net Interest Margin, excluding Incremental Accretion on Purchased Loans, Annualized:						
Net interest income (GAAP)	$139,363	$186,993	$199,682	$48,551	$50,313	$49,678
Exclude incremental accretion on purchased loans	(6,320)	(7,964)	(4,876)	(1,012)	(696)	(944)
Adjusted net interest income (non-GAAP)	$133,043	$179,029	$194,806	$47,539	$49,617	$48,734
Average total interest earning assets, net	$3,547,786	$4,358,643	$4,729,885	$4,811,769	$5,552,494	$5,855,240
Net interest margin, annualized (GAAP)	3.93 %	4.29 %	4.22 %	4.06 %	3.64 %	3.38 %
Net interest margin, excluding incremental accretion on purchased loans, annualized (non-GAAP)	3.75 %	4.11 %	4.12 %	3.98 %	3.59 %	3.32 %
Return on Average Tangible Common Equity:						
Net Income (GAAP)	$41,791	$53,057	$67,557	$12,191	$(6,139)	$16,636
Add amortization of intangible assets	1,286	3,819	4,001	903	903	860
Exclude tax effect of adjustment	(450)	(802)	(840)	(190)	(190)	(181)
Tangible net income (non-GAAP)	$42,627	$56,074	$70,718	$12,904	$(5,426)	$17,315
Average stockholders' equity (GAAP)	$499,776	$687,094	$789,502	$806,071	$807,539	$799,738
Exclude average intangible assets	(125,774)	(230,282)	(259,667)	(257,234)	(256,338)	(255,453)
Average tangible common stockholders' equity (non-GAAP)	$374,002	$456,812	$529,835	$548,837	$551,201	$544,285

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Non-GAAP Financial Measures

	2017	2018	2019	2020 Q1	2020 Q2	2020 Q3
Return on Average Tangible Common Equity continued:						
Return on average equity, annualized (GAAP)	8.36 %	7.72 %	8.56 %	6.08 %	(3.06) %	8.28 %
Return on average tangible common equity, annualized (non-GAAP)	11.40 %	12.28 %	13.35 %	9.46 %	(3.96) %	12.66 %
Tangible Common Equity to Tangible Assets:						
Total stockholders' equity (GAAP)	$508,305	$760,723	$809,311	$798,438	$793,652	$803,129
Exclude intangible assets	(125,117)	(261,553)	(257,552)	(256,649)	(255,746)	(254,886)
Tangible common equity (non-GAAP)	$383,188	$499,170	$551,759	$541,789	$537,906	$548,243
Total assets (GAAP)	$4,113,270	$5,316,927	$5,552,970	$5,587,300	$6,562,359	$6,685,889
Exclude intangible assets	(125,117)	(261,553)	(257,552)	(256,649)	(255,746)	(254,886)
Tangible assets (non-GAAP)	$3,988,153	$5,055,374	$5,295,418	$5,330,651	$6,306,613	$6,431,003
Total assets (GAAP)	$4,113,270	$5,316,927	$5,552,970	$5,587,300	$6,562,359	$6,685,889
Exclude intangible assets	(125,117)	(261,553)	(257,552)	(256,649)	(255,746)	(254,886)
Exclude SBA PPP loans	—	—	—	—	(856,490)	(867,782)
Tangible assets, excluding SBA PPP loans (non-GAAP)	$3,988,153	$5,055,374	$5,295,418	$5,330,651	$5,450,123	$5,563,221
Stockholders' equity to total assets (GAAP)	12.4 %	14.3 %	14.6 %	14.3 %	12.1 %	12.0 %
Tangible common equity to tangible assets (non-GAAP)	9.6 %	9.9 %	10.4 %	10.2 %	8.5 %	8.5 %
Tangible common equity to tangible assets, excluding SBA PPP loans (non-GAAP)	9.6 %	9.9 %	10.4 %	10.2 %	9.9 %	9.9 %

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Questions and Answers 34